Exhibit 10.30

ANNUAL INCENTIVE PLAN

PROGRAM DESCRIPTION FOR FISCAL YEAR 2007

Purpose

The objective of the Annual Incentive Plan (the “AIP”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that contributes to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Basing a significant portion of all executives’ incentives on operating plan results;

d)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Standards of Performance

Attachment 1 shows the FY07 AIP Target and Maximum payout levels at the various salary grades. The following applies to the Plan goals:

•	Financial and Individual Standards of Performance are established at the beginning of the Incentive Plan Year. The Financial Standards of Performance for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”).

•	Business Segment executive management will develop the financial goals within their respective business. The SLC Chief Executive Officer (CEO) will approve the Business Segment financial goals for each business.

•	The FY07 Performance Measures are:

•	Operating Profit – (Operating Income will be used for Corporate Staff positions)—35% of Target Bonus Opportunity

•	Sales - 25% of Target Bonus Opportunity

•	Cash Flow - (Free Cash Flow for Corporate Staff positions; Operating Cash Flow for Business Segment positions) - 20% of Target Bonus Opportunity

•	Individual Objectives – 20% of Target Bonus Opportunity

•	Beginning in FY07, business segment CEOs will have the discretion to approve different weightings of the Performance Measures to allow better alignment and line of sight of the performance measures with certain executives’ responsibilities, e.g. executives in a Sales function may have an increased weighting of the Sales Performance Measure and a reduction in another Performance Measure.

•	When expressed as a percentage of Target bonus opportunity, the weighting of each performance measure is approximately the same for each salary grade. A summary of FY07 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 2. Where applicable, similar Attachments for Participants in countries other than the U.S. are available from the appropriate Business Segment Human Resources representative.

•	It is recommended that Individual objectives be limited in number to provide focus on the major objectives for the year. These same objectives should be reflected in PMP.

•	At the end of the fiscal year, the Participant’s manager will make an overall assessment of performance results for each of the specific individual objectives as well as any other accomplishments or criteria deemed relevant in determining the payout level.

•	It is possible to achieve Maximum, i.e. 150% of Target, payout for Individual objectives as well as Financial objectives.

Performance Period

All Standards of Performance are measured over a one-year performance period, i.e. the Incentive Plan Year. The Incentive Plan Year for FY07 is July 2, 2006 to June 30, 2007.

Performance Level Definitions

In FY07 Sara Lee will provide an enhanced payout level in order to motivate executives to deliver results that exceed Target levels. As shown in Attachment 3 the payout curve has been enhanced to payout at an increased rate between Target and 10% of Target. Attachment 3 graphically displays this enhancement.

Level 5 - Maximum – An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Level 4 – Above Target – A high level of performance exceeding targeted performance requiring “stretch” to achieve.

Level 3 - Target –Target level of performance typically equivalent to the Annual Operating Plan (“AOP”).

Level 2 - Below Target – The level of performance at which attainment of goals is below the Target level but considerably above the Threshold level.

Level 1 - Threshold – Performance that is below an acceptable level and not warranting any payout.

Incentive Award Payout Levels

The following table is to be used in setting the performance goals at the various payout levels.

2

Performance Measure

Performance Level	Performance Goal (Operating Profit, Cash Flow, Individual Objectives)	Performance Goal (Sales)	Payout Level as a % of Target Bonus
Level 5 – Maximum	110% of Target	105% of Target	150%
Level 4 – Above Target	105% of Target	102.5% of Target	135%
Level 3– Target	Target	100% of Target	100%
Level 2– Below Target	95% of Target	97.5% of Target	50%
Level 1 –Threshold	90% of Target	95% of Target	0%

Attachment 4 provides the FY07 Financial Performance Measures and goals.

Straight-line interpolation is used for calculating results between performance levels.

Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved at its August, 2007 meeting. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer of SLC, whose decisions are final, shall administer the Plan jointly. The Chief People Officer will be responsible for the administrative procedures governing the Plan including ensuring the existence of approved Performance Measures and Goals and the presentation of the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers and those executives whose salaries are above the midpoint of salary grade 39. The Chief Executive Officer may approve all other incentive awards.

b)	Incentive awards may be made in cash, stock or any combination of cash and stock as permitted under the 1998 and 2002 Long-Term Incentive Stock Plans. Any awards earned under the FY07 AIP will be paid in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c)	A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, total disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service during the Incentive Plan Year. The award will be distributed at the same time as those of active Participants.

3

e)	A Participant who is terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of any pro-rata incentive award based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year.

f)	Unless otherwise approved by the Chief Executive Officer, any Participant who resigns or is terminated during the Incentive Plan Year (except as provided for above) will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	A Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are actually distributed.

h)	Performance results under the Plan will be measured by taking into consideration those Exclusions listed in Attachment 5.

i)	SLC reserves the right to offset any funds from any incentive award due a terminating or terminated Participant to which SLC has a “claim of right”.

j)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

k)	The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason.

l)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of SLC,

2)	Approval of Corporate Financial Standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,

3)	Approval of any substantive changes or amendments to the Plan.

4

Attachment 1

SARA LEE CORPORATION

FY07 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

	FY07 Annual Incentive Plan
Salary Grades	Target - %s Of Salary	Maximum - %s Of Salary
50	200%	300%
49	200%	300%
48	165%	250%
47	160%	240%
46	150%	225%
45	145%	220%
44	135%	205%
43	130%	195%
42	125%	190%
41	125%	190%
40	120%	180%
39	120%	180%
38	115%	175%
37	115%	175%
36	115%	175%
35	95%	145%
34	75%	115%
33	65%	100%
32	55%	85%
31	45%	70%
30	40%	60%
29	30%	45%
28	30%	45%

Attachment 2

SARA LEE CORPORATION

FY07 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

	Performance Measures as a % of Target Annual Incentive Opportunity
	Operating Income	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
	35%	25%	20%	20%	100%

Salary Grades	Operating Profit	Sales	Cash Flow	Individual Objectives	Target Annual Incentive Opportunity
50	85.0%	65.0%	50.0%	0.0%	200%
49	85.0%	65.0%	50.0%	0.0%	200%
48	55.0%	40.0%	35.0%	35.0%	165%
47	54.0%	40.0%	33.0%	33.0%	160%
46	50.0%	40.0%	30.0%	30.0%	150%
45	50.0%	35.0%	30.0%	30.0%	145%
44	49.0%	32.0%	27.0%	27.0%	135%
43	46.0%	32.0%	26.0%	26.0%	130%
42	44.0%	31.0%	25.0%	25.0%	125%
41	44.0%	31.0%	25.0%	25.0%	125%
40	42.0%	30.0%	24.0%	24.0%	120%
39	42.0%	30.0%	24.0%	24.0%	120%
38	41.0%	30.0%	22.0%	22.0%	115%
37	41.0%	30.0%	22.0%	22.0%	115%
36	41.0%	30.0%	22.0%	22.0%	115%
35	32.0%	23.0%	20.0%	20.0%	95%
34	25.0%	20.0%	15.0%	15.0%	75%
33	22.0%	17.0%	13.0%	13.0%	65%
32	20.0%	13.0%	11.0%	11.0%	55%
31	16.0%	11.0%	9.0%	9.0%	45%
30	14.0%	10.0%	8.0%	8.0%	40%
29	10.0%	8.0%	6.0%	6.0%	30%
28	10.0%	8.0%	6.0%	6.0%	30%

Attachment 3

AIP Payout and Performance Curves

FY06 v. FY07

AIP Payout and Performance Curves

FY07 Sales Component

Attachment 4

SARA LEE CORPORATION

FY07 ANNUAL INCENTIVE PLAN

PERFORMANCE GOALS-CORPORATE LEVEL

Performance Levels	Level 1 (Threshold)	Level 2 (Below Target)	Level 3 (Target)	Level 4 (Above Target)	Level 5 (Maximum)
Bonus Payout Levels as a % of Target	0%	50%	100%	135%	150%

(All goals are stated at plan currency rates, in $ millions)

Operating Income	90% of Target (1)	95% of Target (1)	100% of Target (1)	105% of Target (1)	110% of Target (1)

Net Sales	95% of Target (1)	97.5% of Target (1)	100% of Target (1)	102.5% of Target (1)	105% of Target (1)

Cash Flow	90% of Target (1)	95% of Target (1)	100% of Target (1)	105% of Target (1)	110% of Target (1)

(1)	The specific financial goals were approved by the Committee and are contained in the minutes of the Committee’s meetings on June 28, 2006 and August 31, 2006.

Attachment 5

Definitions

a)	Base Salary means base salary earned or actually paid (dependent upon the practice of the business unit) to the Participant during the Incentive Plan Year disregarding any deferral elections, premiums, expatriate allowances, expense reimbursements, commissions, other incentives, severance or termination pay, lump sum merit awards, retention awards, payments from deferred compensation arrangements and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

b)	Board means the SLC Board of Directors.

c)	Business Segment means one of the three major Sara Lee business units, i.e. Sara Lee North America Food & Beverage, Sara Lee International or Sara Lee North America Food Service.

d)	Committee is the Compensation and Employee Benefits Committee of the Board.

e)	Division means an operating profit center of SLC.

f)	Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion):

1.	Any extraordinary or unusual charges or income (accounting definition) that are quantified and identified separately on the face of the Income Statement, excluding earnings related to the receipt of Tobacco Divestiture Proceeds

2.	Revisions to the U.S. Internal Revenue Code

3.	Changes in generally accepted accounting principles

4.	Impairments, pension settlements or curtailments, and gains or losses related to businesses reported as discontinued operations

5.	Impairments, pension settlements or curtailments, and gains or losses related to the sale of asset groups which are not reported as discontinued operations

6.	Charges, cash disbursements or cash receipts related to exit and business transformation activities or business dispositions reported as continuing or discontinued operations

g)	Free Cash Flow shall be measured using actual currency rates and is defined as Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures, with the following exceptions:

1.	Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

h)	Incentive Plan Year is the same as SLC’s fiscal year beginning on July 2, 2006 and ending June 30, 2007.

i)	Net Sales means net outside sales, as shown on Line 5 of the EO-200 income statement, with the following adjustment(s):

1.	Actual Net Sales shall be measured using plan currency rates

2.	Net Sales of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Net Sales of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

j)	Operating Cash Flow means cash flow as calculated in the EO-600 – cash flow statement, using FY 07 peg currency rates, with the flowing exceptions:

1.	Operating Cash Flow of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Cash Flow of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

k)	Operating Income means pre-tax income, before interest, and Exclusions, with the following adjustment(s):

1.	Actual Operating Income shall be measured using plan currency rates

2.	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

3.	Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

l)	Operating Profit means Line 16 of the EO-200 income statement, using FY 07 peg currency rates, with the following exceptions:

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

m)	Participant means an SLC executive in salary grades 28 through and including 50.

n)	Return on Investment (“ROI”) as defined in Finance Policy 130.

o)	Standards of Performance means a Financial or Individual performance measure.

p)	Total Disability is as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.